                                                                  EXHIBIT (a)(4)

                          [BANKBOSTON, N.A. LETTERHEAD]



April 27, 1999


Trivest Furniture Corporation
c/o Trivest, Inc.
2665 South Bayshore Drive, Suite 800
Miami, Florida  33133-5462

Attention:  William F. Kaczynski Jr., Managing Director

Ladies and Gentlemen:

We are pleased to confirm the commitment of BankBoston, N.A. (BKB), subject to the terms and conditions in this letter and in the Outline referred to below, to provide $145 million senior, secured credit facilities (the FINANCING) to Trivest Furniture Corporation (TFC) in connection with its acquisition of WinsLoew Furniture, Inc. (WINSLOEW and the WINSLOEW ACQUISITION). The borrower under the definitive credit documents governing the Financing (the BORROWER) will be WinsLoew Furniture, Inc., the surviving corporation of the merger of TFC with and into WinsLoew (the MERGER).

The Borrower will secure its obligations in respect of the Financing with a pledge of substantially all of its tangible and intangible assets and property, including inventory, accounts receivable, equipment, real estate, capital stock of subsidiary companies and intellectual property. All of the Borrower's significant domestic subsidiaries will be co-borrowers or will guaranty the Financing, at BKB's election, and will secure their obligations in respect of the Financing (whether direct or pursuant to their guaranties) with a pledge of substantially all of their tangible and intangible property.

BKB will act as agent (in such capacity, the AGENT) for itself and any other lending institutions which may become party to the Financing (the LENDERS) and BancBoston Robertson Stephens Inc. (BRSI) will act as the exclusive syndication agent and arranger for the Lenders (the ARRANGER) with respect to the Financing.

We understand that the proceeds of the Financing will be used to pay, in part, the consideration to be paid to existing shareholders of WinsLoew in connection with the Merger, to refinance existing debt of WinsLoew, to pay the purchase price of the acquisition by the Borrower of Miami Metal Products, Inc. (POMPEII and the POMPEII ACQUISITION), to pay expenses of the WinsLoew Acquisition and the related transactions, to finance "Permitted Acquisitions" as described in the Outline/as hereinafter defined) and to fund the continuing working capital needs of the Borrower

--------------------------------------------------------------------------------
BankBoston, N.A.                        1                           Confidential
BancBoston Robertson Stephens Inc.

Trivest Furniture Corporation
April 27, 1999


and its subsidiaries, including capital expenditures. The balance of the funding required to consummate the WinsLoew Acquisition and the Pompeii Acquisition will be provided by the issuance by the Borrower of up to $140,000,000 (but at least $125,000,000) original principal amount of unsecured subordinated debt, on terms and conditions reasonably acceptable to BKB (the UNSECURED DEBT).

BKB will provide the full amount of such Financing, but intends to syndicate the Financing either before or after closing. Based on our discussions and on the financial statements, projections and other information and documents previously furnished to us, we are enclosing herewith an outline of terms and conditions (the OUTLINE) which sets forth the principal terms on which BKB would be willing to provide the proposed Financing (this letter and the Outline are collectively referred to as the COMMITMENT LETTER) and BRSI would be willing to act as the Arranger.

Our willingness to proceed with the proposed Financing is conditioned on (1) there being no material misstatements in or omissions from the materials which have previously been furnished in writing to us for our review, when taken as a whole and in light of the circumstances in which such materials are presented,
(2) there being in our reasonable judgment no material adverse change in the assets, business or financial condition of WinsLoew and its subsidiaries taken as a whole, or in the businesses and assets to be acquired in the WinsLoew Acquisition or, if applicable the Pompeii Acquisition or the ability of WinsLoew, the Borrower, any co-borrower or subsidiary guarantor, to perform its respective obligations described in the Outline, and (3) our receipt of satisfactory environmental assessments with respect to real property owned or operated by WinsLoew and its subsidiaries. The availability of the portion of the proposed Term A loan to be applied to the Pompeii Acquisition will also be subject to completion to our satisfaction in all respects of our due diligence investigation as to Pompeii. In addition, the proposed Financing is subject to the condition that prior to closing of the Financing there are no material adverse changes in governmental regulation or policy affecting us, WinsLoew or any of its subsidiaries and no material changes or disruptions in the syndication, financial or capital markets that could reasonably be expected to materially impair the syndication of the Financing.

By your signature below, you agree to assist and cooperate with the Arranger in its syndication efforts, including, but not limited to, promptly preparing and providing materials and information reasonably deemed necessary by the Arranger to successfully complete and otherwise facilitate the syndication of the facilities described herein. In the event that such syndication cannot be achieved in a manner reasonably satisfactory to BKB and BRSI under the structure described in the Outline, you agree to cooperate with BKB and BRSI in developing a mutually acceptable alternative structure that will permit a satisfactory syndication of such credit facilities. Without limiting the foregoing, you hereby agree: (a) that the Arranger shall have the exclusive right to syndicate the Financing and manage all aspects of the syndication (including, without limitation, in consultation with and subject to the reasonable approval of Trivest, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the syndicate lenders and any titles to be given to any lender participating in the Financing) and that

--------------------------------------------------------------------------------
BankBoston, N.A.                        2                          Confidential
BancBoston Robertson Stephens Inc.

Trivest Furniture Corporation
April 27, 1999


you will assist the Arranger and cause WinsLoew and its management to assist the Arranger in contacting and soliciting potential co-lenders and will provide to the Arranger, as its reasonable request, financial and organizational information as well as financial projections needed for syndication purposes;
(b) that the Arranger shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from you or any other source to any potential lender, participant or assignee, on a confidential basis and subject to reasonable confidentiality agreements requested by you; (c) to make available TFC and Trivest, Inc. personnel and WinsLoew management personnel responsible for the Financing or operations of WinsLoew and its subsidiaries for meetings with potential syndicate members upon reasonable notification and at reasonable times to be mutually agreed; (d) to permit the Arranger to publish information in respect of the Financing (including the Agent's and the Arranger's roles in the structuring and financing thereof), subject to your prior reasonable approval of the form and content thereof; and (e) that prior to or after the execution of the definitive documentation for the facilities, BKB may syndicate all or any portion of its commitment hereunder to one or more financial institutions after consultation with and subject to the reasonable approval of TFC and the Arranger, and further, that upon acceptance by BKB of a written commitment of any lender to provide a portion of the Financing, BKB shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of such lender. In particular, and without limitation of the foregoing, you , BKB and the Arranger agree to negotiate in good faith regarding any changes in the definitive loan documents that may be requested in good faith by prospective Lenders.

Although the Outline sets forth the principal terms of the Financing, you should understand that BKB, the Agent and the Arranger reserve the right, after consultation with the Borrower, to change the pricing (limited to 50 basis points), structure, terms or amount of any portion of the Financing if BKB and the Arranger reasonably determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Financing so long as the aggregate amount of the Financing shall not be reduced. Moreover, the Outline does not purport to include all of the customary representations, warranties, defaults, definitions and other terms which will be contained in the definitive documents for the Financing, all of which must be reasonably satisfactory in form and substance to us and our counsel and to you and your counsel prior to proceeding with the Financing.

By your signature below, you agree to pay all reasonable out-of-pocket costs and expenses incurred by BKB, the Agent and the Arranger and their respective agents in connection with this Commitment Letter, the transactions contemplated hereby and BKB's, the Agent's and the Arranger's ongoing due diligence in connection therewith (the EXPENSES) (including, without limitation, reasonable attorneys' fees and expenses (for a single special counsel for the Agent, as well as local counsel in each relevant jurisdiction to address real estate and collateral matters and an agreed upon amount for review by any documentation agent appointed in the Financing)); whether or not such transactions are consummated.

--------------------------------------------------------------------------------
BankBoston, N.A.                        3                          Confidential
BancBoston Robertson Stephens Inc.

Trivest Furniture Corporation
April 27, 1999


Further, in consideration of the commitment contained herein, you agree to pay the Agent the fees described in the letter enclosed herewith (the FEE LETTER) on the dates and in the amounts provided in the Fee Letter.

By your signature below, you further agree to indemnify and hold harmless BKB, BRSI, the Agent, the Arranger and each of their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, the WinsLoew Acquisition, the Pompeii Acquisition, this Commitment Letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they arise from the bad faith, willful misconduct or gross negligence of such indemnified person.

You agree that this Commitment Letter is for your confidential use only and that it will not be disclosed by you to any person (including any lender bidding for the financing contemplated by this Commitment Letter) other than to the Special Committee of the Board of Directors of WinsLoew and its advisors, to your securityholders, to your employees, officers, directors, accountants, attorneys, and other advisors and to any other person consented to by BKB, the Agent or the Arranger and in each case, only in connection with the transactions contemplated hereby and on a confidential basis.

Each of BKB, the Agent and the Arranger agrees to keep any information delivered or made available by you to it confidential and not to disclose such information other than to their respective employees, officers, attorneys and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the Financing or rendering advice in connection therewith, PROVIDED that nothing herein shall prevent BKB, the Agent or the Arranger from disclosing such information (a) to potential participants in and assignees of the Financing subject to reasonable confidentiality agreements, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any administrative or regulatory agency or authority, (d) to the extent that such information has been publicly disclosed other than as a result of a disclosure by BKB, the Agent or the Arranger or (e) otherwise as required by law.

This Commitment Letter is delivered with the specific understanding that, except as specifically set forth in the preceding paragraphs, it is not intended to give rise to any legal liability on the part of either you or BKB or BRSI and that the commitment set forth herein shall be considered withdrawn if for any reason you fail to return to BKB's head office in Boston, Massachusetts by 5:00 p.m. (Boston time) on May 7, 1999 (the EXPIRATION DATE) the enclosed copy of this Commitment Letter, the related Fee Letter signed by you.

--------------------------------------------------------------------------------
BankBoston, N.A.                        4                           Confidential
BancBoston Robertson Stephens Inc.

Trivest Furniture Corporation
April 27, 1999

If the foregoing is in accordance with your understanding, please accept this Commitment Letter by signing the enclosed duplicate in the space indicated and returning it to us on or prior to Expiration Date. This letter supersedes all of our prior letters and communications to you regarding the subject matter of this letter.


Very truly yours,

BANKBOSTON, N.A.                             BANCBOSTON ROBERTSON STEPHENS INC.



By: /s/ Lauren P. Carrigan                   By: /s/ Theodore J. Davies
   ----------------------------------           -------------------------------
   Lauren P. Carrigan.                          Theodore J. Davies
   Vice President                               Director
   Corporate Banking                            Leveraged Finance



Accepted and agreed to this 30th day
of April 1999


TRIVEST FURNITURE CORPORATION

By: /s/ William F. Kaczynski, Jr.
   ----------------------------------
     Title: Managing Director



--------------------------------------------------------------------------------
BankBoston, N.A.                        5                           Confidential
BancBoston Robertson Stephens Inc.

           ----------------------------------------------------------
                            WINSLOEW FURNITURE, INC.
           ----------------------------------------------------------

                         OUTLINE OF TERMS AND CONDITIONS
                  $145,000,000 SENIOR SECURED CREDIT FACILITIES





March 29, 1999

--------------------------------------------------------------------------------
   THIS OUTLINE OF PROPOSED TERMS AND CONDITIONS IS NOT EXHAUSTIVE. BANKBOSTON, N.A. ("BKB") AND BANCBOSTON ROBERTSON STEPHENS INC. ("BRSI") RESERVE THE RIGHT TO PROPOSE OR REQUIRE ADDITIONAL OR MODIFIED TERMS THAT DO NOT RESULT IN A MATERIAL CHANGE IN THE TRANSACTION OUTLINED.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


BORROWERS:         The survivor of the merger of Trivest Furniture Corporation, a newly created entity ("TFC") formed to acquire WinsLoew
                   Furniture, Inc. (such survivor, the "Company" or "WinsLoew") and WinsLoew Furniture, Inc., together with all of the Company's material domestic subsidiaries (together with the Company, the "Borrowers"). At the Agent's option, such subsidiaries may be guarantors, rather than co-borrowers (in such case, the "Guarantors"), provided that no guaranty will be required of any non-US subsidiary if such guaranty would result in adverse tax consequences to the Company.

FACILITIES:        $145,000,000 aggregate senior secured credit facilities
                   consisting of the following:

                   (i) $30,000,000 Revolving Credit Facility (the "Revolver"), including a $10,000,000 sublimit for Standby Letters of Credit and a $5,000,000 Swingline Facility;

                   (ii) $25,000,000 Term Loan A (the "Term A").

                   (iii) $50,000,000 Term Loan B (the "Term B"); and

                   (iv) $40,000,000 Acquisition Revolver/Term (the "Acquisition Line").

                   The Revolver, Term A, Term B and Acquisition Line are referred to herein as the "Credit Facilities" or "Facilities."

PURPOSE: Amounts drawn under the Revolver, Term A and Term B on the Closing Date will be used, in conjunction with the subordinated debt proceeds and equity contribution, both described herein, to finance the acquisition of WinsLoew, the acquisition of Miami Metal Products, Inc. ("Pompeii") by TFC which is owned by an investor group affiliated with Trivest, Inc. ("Trivest"), to refinance existing indebtedness, and to pay transaction expenses. Thereafter, the Revolver will be





--------------------------------------------------------------------------------
BANKBOSTON, N.A.                      1                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------

                   available to fund on-going working capital and general corporate needs, including capital expenditures, the Acquisition Line will be available to fund Permitted Acquisitions, and if the acquisition of Pompeii does not occur on or prior to the Closing Date, an additional draw under Term A will be available to pay, in part, the purchase price of such acquisition all as further outlined below.

GUARANTORS:        WinsLoew and all domestic material operating subsidiaries, which are Borrowers, shall provide unlimited and unconditional guarantees of all obligations under the Facilities.

ADMINISTRATIVE
AGENT:             BankBoston, N.A. ("BankBoston" or the "Agent").

ARRANGER:          BancBoston Robertson Stephens Inc. ("BRSI") will underwrite the full amount of Facilities as Arranger and will syndicate the Facilities to a group of lenders acceptable to the Borrowers and the Agent.

CLOSING DATE:      Targeted to occur on or before July 15, 1999 ("Closing").

FINAL MATURITY:    Revolver -         12/31/04 (approx. 5.5 years from Closing);
                   Term A -           12/31/04 (approx. 5.5 years from Closing);
                   Acquisition Line - 12/31/04 (approx. 5.5 years from Closing);
                   Term B -            6/30/06 (approx. 7 years from Closing).

SECURITY:          First priority security interest in and lien on substantially all tangible and intangible assets (including all intellectual property and rights to payment(s) and related intangibles) of the domestic Borrowers and Guarantors.
                   WinsLoew will pledge all of the capital stock of its subsidiaries (other than non-US subsidiaries of which 65% of the capital stock will be pledged).

AVAILABILITY:      REVOLVER - Amounts under the Revolver may be drawn, repaid and reborrowed, subject to availability under the Borrowing
                   Base, which shall be equal to the sum of: (i) 85% of combined eligible accounts receivable; PLUS (ii) 60% of combined eligible inventory. The Borrowing Base will be reported monthly, or at more frequent intervals as determined by the Agent in its reasonable discretion. The Agent, in its reasonable credit judgment, reserves the right to conduct periodic commercial finance exams and modify eligibility standards and establish and modify reserves against Borrowing
                   Base availability.

                   TERM A - Term A may be drawn in two stages. If the Pompeii acquisition has not occurred on or prior to the initial funding of the Facilities, the initial draw under Term A shall be $5,000,000 with the balance of $20,000,000 to be funded upon consummation of the Pompeii acquisition. If the remaining $20,000,000 commitment to Term A has not been drawn in conjunction with the funding of the Pompeii acquisition on or prior to September 30, 1999, such commitment shall terminate.


--------------------------------------------------------------------------------
BANKBOSTON, N.A.                      2                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------

                   Funding of the Pompeii acquisition will be subject to satisfactory completion of the Agent's due diligence on Pompeii including, but not limited to, satisfactory review of all financial information provided to the Agent, and satisfactory review of all material pending or threatened litigation or proceeding in court or any administrative forum.

                   TERM B - Term B shall be drawn in full at Closing.

                   Amounts of Term A and Term B that are repaid may not be reborrowed.

               Acquisition Line - THE ACQUISITION LINE WILL BE AVAILABLE THROUGH DECEMBER 31, 2001, TO FUND PERMITTED ACQUISITIONS (AS DEFINED HEREIN). ANY UNUTILIZED ACQUISITION LINE COMMITMENT AS OF DECEMBER 31, 2001 WILL BE TERMINATED.

AMORTIZATION:      REVOLVER - No amortization, bullet at maturity.

                   TERM A & TERM B - Quarterly payments in arrears based on the following annual amortization schedule. The first payment date will be September 30, 1999.

                                 ($ IN MILLIONS)
                                 ---------------------------------------------------------------------------
                                 YEAR                  Term A               TERM B                TOTAL
                                 ----                  ------               ------                -----

                                 1999                  $0.000               $0.500               $0.500
                                 2000                  $3.000               $0.500               $3.500
                                 2001                  $3.000               $0.500               $3.500
                                 2002                  $6.000               $0.500               $6.500
                                 2003                  $6.000               $0.500               $6.500
                                 2004                  $7.000               $0.500               $7.500
                                                       ------
                                 2005                                      $23.500              $23.500
                                 2006                                      $23.500              $23.500
                                                                           -------              -------
                                 Total                $25.000              $50.000              $75.000
                                 ---------------------------------------------------------------------------

                   If Term A is not fully drawn by September 30, 1999, Term A amortization amounts will be based upon the pro-rata percentage of the drawn Term A as of September 30, 1999 to the $25,000,000 Term A commitment.

                   ACQUISITION LINE - 12 equal quarterly installments beginning March 31, 2002.



SWINGLINE FACILITY: Up to $5,000,000 of the Revolver will be available for swingline advances ("Swingline Loans") to be made available to the Borrowers by BankBoston. Swingline Loans will constitute usage under the Revolver (except for used fee




--------------------------------------------------------------------------------
BANKBOSTON, N.A.                      3                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------

                   purposes) and will reduce availability of the Revolver dollar for dollar. Swingline Loans made by BankBoston will be settled with the Lenders on a weekly basis.

INTEREST RATE:     Outstanding amounts under the Facilities shall accrue
                   interest at the Borrowers' option at the Alternate Base Rate or the Eurodollar Rate, plus the Applicable Margin. Alternate
                   Base Rate shall mean a floating rate equal to the higher of
                   (i) BankBoston's Base Rate and (ii) the Federal Funds
                   Effective Rate plus 1/2%. The Applicable Margin for each of the Facilities will be determined as follows:

                   ----------------------------------------------------------------------------------------------------------------
                   Level                    Leverage                              REVOLVER, TERM A & ACQ.  UNUSED FEE  TERM B
                                                                                            LINE



                                      (Funded Debt/EBITDA)                         Euro+         Base+               Euro+   Base+
                   ----------------------------------------------------------------------------------------------------------------
                    I                  (greater than) 5.25x                         2.75%        0.75%      0.500%   3.25%   1.25%

                    II    4.50x (less than/equal to) x (less than/equal to) 5.25x   2.50%        0.50%      0.500%   3.00%   1.00%

                    III     3.75x (less than/equal to) x (less than) 4.50x          2.25%        0.25%      0.375%   3.00%   1.00%

                    IV      3.00x (less than/equal to) x (less than) 3.75x          2.00%        0.00%      0.375%   3.00%   1.00%

                    V            (less than/equal to) 3.00x                         1.75%        0.00%      0.375%   2.75%   0.75%
                   ----------------------------------------------------------------------------------------------------------------

                   For purposes of calculating the Applicable Margin, the LEVERAGE RATIO is defined as the ratio of Total Funded Debt divided by EBITDA, calculated on a rolling four-quarter basis. Total Funded Debt and EBITDA shall be determined on a consolidated basis in accordance with GAAP (with pro forma adjustments permitted to give trailing four-quarter effect to the acquisition of WinsLoew and Pompeii, as well as future Permitted Acquisitions and related permitted debt).

                   Minimum pricing will be set at Level II until the Agent's receipt of the Borrowers' December 31, 1999 compliance certificate. Overdue principal, interest and fees will bear interest at 2% over the rate otherwise applicable thereto.

INTEREST PERIODS:  Eurodollar rates may be selected for interest periods of 1,
                   2, 3 or 6 months, as available.

UNUSED
FEE: An Unused Fee will be payable quarterly in arrears based on the average daily unused commitment (not excluding borrowings under the Swingline Facility), under the Revolver and the Acquisition Line as set forth in the table above, EXCEPT that the Unused Fee on the Acquisition Line will be equal to 0.75% per annum until greater than 50% of the Acquisition Line has been drawn.

LETTER OF
CREDIT FEES:       Payable pro rata to the Lenders at the annual rate equal to the Applicable Margin on Eurodollar Rate Revolving Credit
                   Loans and based on the maximum amount available to be drawn under each standby letter of credit; standard fees and charges on all documentary/commercial letters of credit. In addition, the

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BANKBOSTON, N.A.                      4                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------


                   Borrowers will pay to the Issuing Bank a fronting fee equal to 0.125% per annum on the maximum amount of each standby letter of credit.

INTEREST PAYMENTS: Interest on Base Rate loans will be due and payable monthly in arrears. Interest on Eurodollar Rate loans will be due and payable at the earliest of the end of each applicable interest period or quarterly. The effective date of any change in the Applicable Margin due to a change in the Borrowers' Leverage will be the third business day following the receipt by the Agent and the Lenders of the Borrowers' quarterly financial information.

UP FRONT FEE AND
AGENT'S FEE:       As set forth in the Fee Letter.

VOLUNTARY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:        Voluntary prepayments of the Term Loans and Acquisition Line loans and voluntary reductions of the Revolver and Acquisition Line commitments shall be permitted in whole or in part with prior notice in a minimum amount of $200,000 and increments of $50,000, but without premium or penalty, and subject to standard Eurodollar breakage costs, if any.

MANDATORY
PREPAYMENTS:       Subject to certain baskets and other permissible amounts to be determined, and except to the extent that Total Funded
                   Debt/EBITDA (computed quarterly on a trailing four-quarter basis and after giving pro forma effect to the relevant payment event) is less than 3.0:1, the Borrowers will be required to make mandatory prepayments of the Credit
                   Facilities equal to:

                    * 50% of Excess Cash Flow, computed on the basis of the
                      Borrowers' annual audited financial statements. Excess Cash Flow shall mean, for any fiscal year of the Borrowers, consolidated earnings before interest, taxes, depreciation and amortization and any other non-cash charges MINUS increases in working capital (or plus decreases in working capital), actual cash taxes paid, capital expenditures and scheduled debt service payments (including total interest, actual and scheduled repayments of any money borrowed or capital lease obligation), for such fiscal year, determined in accordance with GAAP; to the extent Total Funded Debt/EBITDA is less than 3.0:1 then the percentage of Excess Cash Flow will decrease to 25%.

                    * 100% of the net proceeds received from the sale of or
                      disposition of all or any part of the assets of the Borrowers or any Guarantor (other than in the ordinary course of business or for consideration pertaining to sales not in the ordinary course of business not to exceed in any fiscal year of the Borrowers an aggregate amount to be determined).

                    * 100% of the net proceeds received from the issuance of
                      debt or equity in excess of $5 million by the Borrower or any Guarantor, except to the extent issued to a seller of a business acquired by the Company. In the event of an IPO, the percentage will be 50% of the net proceeds.


--------------------------------------------------------------------------------
BANKBOSTON, N.A.                      5                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------



                   Mandatory prepayments shall be applied pro rata to repay without penalty or premium to the Term A and Term B and, if the revolving period under the Acquisition Line has expired, Acquisition Line loans, and within each tranche pro-rata as to remaining installments as of such date, PROVIDED that proceeds of the sale of assets acquired with Acquisition Line loans shall first be applied to repay Acquisition Line loans without regard to whether the revolving period under the Acquisition Line has expired. After the Term A, Term B and all Acquisition Line loans have been repaid in full, mandatory prepayments will be applied to the Revolver and the commitment therefor will be permanently reduced in the amount of any such prepayment.

FINANCIAL
COVENANTS:         To be tested quarterly commencing September 30, 1999, on a consolidated, rolling four-quarter basis (where applicable, including trailing four-quarter credit for Pompeii and future
                   Permitted Acquisitions), including, but not limited to, the following:

                    * MAXIMUM TOTAL FUNDED DEBT TO EBITDA [Covenant levels to be mutually determined];

                    * MINIMUM FIXED CHARGE COVERAGE RATIO [Covenant levels to be mutually determined];

                    * MINIMUM EBITDA/INTEREST RATIO [Covenant levels to be
                      mutually determined];

                    * MAXIMUM CAPITAL EXPENDITURES [Covenant levels to be
                      mutually determined].

OTHER COVENANTS:   Usual and customary for transactions of this nature, and
                   subject to limitations and exceptions to be mutually agreed, including, but not limited to limitations on additional indebtedness, liens, investments, mergers and consolidations, asset sales, transactions with affiliates, negative pledges, restricted payments, distributions and dividends.

PERMITTED
ACQUISITIONS:      Prior consent of majority Lenders shall be required for
                   acquisitions with total consideration of more than $25 million. Prior consent shall not be required for acquisitions with total consideration of up to $25 million, provided the conditions to outlined below are met. Each such acquisition shall be defined as a "Permitted Acquisition":

                    * Target shall be in a line of business substantially
                      similar to the Borrowers' existing lines.

                    * Proposed acquisition shall be "friendly".

                    * Borrowers shall provide notice of proposed acquisition,
                      including an information package for Lenders least 14 days in advance of the proposed drawdown in order to confirm that the conditions set forth herein are satisfied.

                    * Target shall have had positive trailing four quarter pro forma EBITDA (as adjusted for anticipated expense reductions, etc., referred to below).

                    * Acquisition structure shall meet minimum requirements to be detailed in the Credit Agreement or shall be otherwise reasonably acceptable to the Lenders. Such conditions shall include, without limitation, requirements that the Borrowers shall own directly or indirectly a majority of the equity interests in



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BANKBOSTON, N.A.                      6                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.



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                                                 OUTLINE OF TERMS AND CONDITIONS
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                      the target and shall control a majority of any voting
                      securities, and/or shall otherwise control the governance of the target.

                    * Security interest shall be granted in all of the target
                      company's assets; the target company shall be merged into the Borrowers, or if it is to be a subsidiary of the Borrowers shall become an obligor under the Facilities.

                    * The terms of any seller paper or subordinated debt issued or incurred in connection with the acquisition shall meet minimum requirements to be detailed in the Credit Agreement or shall be otherwise reasonably acceptable to the Lenders. Such conditions shall include, without limitation, a maximum cash interest rate, a cap on amortization of principal prior to maturity and repayment of the Facilities, the absence of financial covenants or security interests and minimum standards for subordination.

                    * No default of event default shall exist at the time of or after giving effect to the acquisition; Borrowers shall demonstrate pro forma covenant compliance based on combined pro forma trailing four-quarter operating performance, pro forma debt and pro forma debt service based on pro forma interest on total debt at then prevailing interest rates (including any Acquisition Line loan). Any pro forma adjustments to historical EBITDA of the target company shall be acceptable to the Lenders in their reasonable discretion (provided that contractual and adequately documented reductions in former owner's compensation and/or rental expense, which will be effective as of the drawdown date, shall be deemed acceptable).

                    * Appraisals, if material in the Agent's reasonable
                      discretion, and phase I environmental surveys satisfactory to the Agent and Lenders if real estate is involved.

FINANCIAL
REPORTING:         Borrowers will agree to provide the following reports:

                   ANNUAL FINANCIAL STATEMENTS prepared on a consolidated basis in accordance with GAAP for the current and prior fiscal year, all certified by a nationally recognized firm of certified public accountants and accompanied by an unqualified opinion of such firm on the annual financial statements, accompanied by covenant compliance calculations and a representation by the Chief Financial Officer of the Company that no Event of Default shall have occurred or be continuing, all submitted to the Agent and Lenders within 105 days of the end of each fiscal year.

                   MONTHLY FINANCIAL STATEMENTS prepared on a consolidated basis in accordance with GAAP for the current and prior fiscal year, all submitted to the Agent and Lenders within 30 days of the end of each month accompanied at the end of each fiscal quarter, by covenant compliance calculations and a representation by the Chief Financial Officer of the Company that no Event or Default shall have occurred or be continuing, all submitted to the Agent and Lenders within 45 days of the end of each fiscal quarter.

CONDITIONS
PRECEDENT:         In addition to the usual and customary conditions to lending in transactions of the type contemplated herein, the obligation of the Agent and the Lenders to provide


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BANKBOSTON, N.A.                      7                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
--------------------------------------------------------------------------------



                   the Credit Facilities shall be subject to (but not limited to) the following conditions at or prior to the Closing Date on a basis satisfactory to the Agent:

                    * Satisfactory completion of the Agent's due diligence on
                      Pompeii, if applicable, and satisfactory review of all material pending or threatened litigation or proceeding in court or any administrative forum.

                    * Consummation of the acquisition of WinsLoew by TFC on
                      terms and conditions reasonably satisfactory to the Agent.

                    * Evidence that affiliates and associates of Trivest, Inc.
                      have invested not less than $60 million to acquire the common stock of the Company.

                    * A review satisfactory to the Agent and its counsel of all matters related to The Company's environmental liability, if applicable.

                    * The Agent and the Arranger must be satisfied that the
                      financial statements delivered to them fairly present the business and financial condition of the Borrowers and their subsidiaries.

                    * Borrowers shall have issued and received gross proceeds of not less than $125,000,000 from the issuance of senior subordinated notes (the "Senior Subordinated Notes") on terms and conditions reasonably satisfactory to the Agent.

                    * The Agent and the Arranger shall have received projections satisfactory to them with respect to the Borrowers and their subsidiaries for the period from 1999 - 2003.

                    * No material adverse change, in the reasonable judgment of the Agent and Arrangers, shall have occurred in the business, assets or financial condition of the Borrowers and its subsidiaries taken as a whole since the most recent financial statements provided to the Agent.

                    * The absence of any Default or Event of Default under the loan documentation or under any material contract or agreement of the Borrowers and their subsidiaries; and accuracy of representations and warranties in all material respects.

                    * At Closing, the ratio of Total Funded Debt divided by pro forma EBITDA for the latest twelve month period ended March 31, 1999 on a consolidated basis shall not exceed 5.5:1. For the purposes of this calculation only, Total Funded Debt shall be adjusted to reflect the Borrowers' average working capital investment.

                    * The Agent shall have received a reasonably satisfactory
                      PRO FORMA closing balance sheet, adjusted to give effect to the refinancing contemplated hereby.

                    * The negotiation, execution and delivery of loan and
                      security documentation reasonably satisfactory in form and substance to the Borrowers, Agent and the Arranger and their respective counsel, each of which shall be in full force and effect on the Closing Date, and the perfection of all security interests.

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BANKBOSTON, N.A.                      8                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
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                    * There being no order or injunction or other pending
                      litigation in which there is a reasonable possibility of a decision which would materially adversely affect the ability of the Borrowers or any of its subsidiaries to perform under the loan documents or the Agent's or Lenders' rights in respect thereof or their ability to exercise such rights.

                    * Other conditions precedent specific to the transaction and typical of facilities of this type, including the Agent's receipt of satisfactory corporate approval of the Target acquisition and the financing as well as opinions of counsel satisfactory to the Agent as to, among other matters, valid corporate existence and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests, the absence of any violation of law or regulation or conflict with any existing contracts.

DOCUMENTATION:     The Credit Facilities are subject to negotiation, execution and delivery of a definitive credit agreement and related security documents, guarantees and any other documents as shall be reasonably requested by the Agent. The credit agreement and related security agreements will contain conditions precedent, covenants, events of default and other provisions appropriate for transactions of this size, type and purpose and acceptable to the parties and their respective counsel.

EVENTS OF DEFAULT: Usual and customary, including (without limitation)
                   nonpayment, misrepresentation, breach of covenant or agreement, insolvency, bankruptcy, ERISA, judgments, Change of Control and cross defaults. No grace periods on principal payments, certain other notices or grace periods and/or thresholds to be agreed upon.

ASSIGNMENT AND
PARTICIPATIONS:    Usual and customary for transactions of this type and size.
                   Each lender may assign all or a portion of its loans and commitments under the Facilities, or sell participations therein to another person(s), provided that assignments shall be in a minimum amount of $5 million and shall be subject to certain conditions, including but not limited to, the approval of the Borrowers (so long as no Default or Event of Default exists) and the Agent, such approvals not to be unreasonably withheld.

SYNDICATION
MATTERS: BankBoston will act as the exclusive administrative agent for the Facilities and BRSI will act as the exclusive arranger, adviser and syndication manager for the Facilities and, in such capacities, each of BankBoston and BRS will perform the duties and exercise the authority customarily associated with such roles. No additional agents, co-agents, arrangers or syndication managers will be appointed, unless the Borrowers and each of BankBoston and BRSI so agree.

                   Prior to or after the execution of definitive documentation for the Facilities, BankBoston reserves the right to syndicate all or a portion of its commitment to one or more financial institutions after consultation with the Borrowers and BRSI. Upon the acceptance by BankBoston of the written commitment of any Lender to


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BANKBOSTON, N.A.                      9                             CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
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                   provide a portion of the Facilities, BankBoston shall be
                   released from a portion of its commitment in an aggregate amount equal to the commitment of such Lender.

                   BRSI will manage all aspects of the syndication, including the selection of Lenders, the determination of when BRSI will approach potential Lenders and the final allocations among the Lenders. The Borrowers agree to assist BRSI actively in achieving a timely syndication that is reasonably satisfactory to BRSI, such assistance to include, among other things, (a) direct contact during the syndication between the Borrowers' senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as BRSI may reasonably request, (b) providing to BRSI all financial and other information with respect to the Borrowers and the transactions contemplated that BRSI may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

                   The Borrowers agree that, prior to and during the syndication of the Facilities, except for the Senior Subordinated Notes, the Borrowers will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facility(ies) of any Borrower and any of its subsidiaries.

                   BankBoston and BRSI shall be entitled, after consultation with the Borrower, to change the pricing (limited to 50 basis points), structure, terms or amount of any portion of the Facilities if BankBoston and BRSI determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Facilities so long as the aggregate amount of the Facilities shall not be reduced.























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BANKBOSTON, N.A.                      10                            CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.

MARCH 29, 1999                                         WINSLOEW FURNITURE, INC.
                                                 OUTLINE OF TERMS AND CONDITIONS
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EXPENSES AND
INDEMNIFICATION:   The Borrowers and Guarantors will pay the Agent's and
                   Arranger's reasonable legal, due diligence, and other out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the documentation and the establishment of the syndicate, regardless of whether the Facilities close. The Borrowers and the Guarantors jointly and severally shall indemnify the Agent, the Arranger and the Lenders (and all respective affiliates) against all losses, liabilities, claims, damages or expense relating to their loans, the loan documents, the Borrowers' use of loan proceeds or the commitments, including but not limited to attorneys and other professional fees and settlement costs, excluding those arising from the indemnified party's own bad faith, gross negligence or willful misconduct.

GOVERNING LAW:     State of Georgia.








































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BANKBOSTON, N.A.                      11                            CONFIDENTIAL
BANCBOSTON ROBERTSON STEPHENS INC.